Exhibit 4.1

EIGHTH SUPPLEMENTAL INDENTURE

EIGHTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of August 16, 2006, among Jarden Corporation, formerly known as Alltrista Corporation, a Delaware corporation (the “Company”), the Guarantors (as defined in the Indenture referred to herein) and The Bank of New York, as trustee under the Indenture referred to below (the “Trustee”).

WITNESSETH

WHEREAS, the Company has heretofore executed and delivered to the Trustee the Indenture dated as of April 24, 2002, among the Company, the Guarantors named therein, and the Trustee, as supplemented by the First Supplemental Indenture dated as of May 7, 2003, among the Company, the Guarantors named therein and the Trustee, as further supplemented by the Second Supplemental Indenture dated as of May 28, 2003, among the Company, the Guarantors named therein, and the Trustee, as further supplemented by the Third Supplemental Indenture dated as of August 28, 2003, among the Company, the Guarantors named therein and the Trustee, as further supplemented by the Fourth Supplemental Indenture dated as of April 16, 2004, among the Company, the Guarantors named therein and the Trustee, and as further supplemented by the Fifth Supplemental Indenture dated as of July 23, 2004, among the Company, the Guarantors named therein and the Trustee, as further supplemented by the Sixth Indenture Supplement, dated as of February 24, 2005, among the Company, the Guarantors named therein and the Trustee, and as further supplemented by the Seventh Indenture Supplement, dated as of August 4, 2005, among the Company, the Guarantors named therein and the Trustee, (collectively, the “Indenture”), providing for the issuance of 9 3/4% Senior Subordinated Notes due 2012 (the “Notes”);

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to amend the Indenture without the consent of the Holders of Notes to cure any ambiguity, defect or inconsistency in the Indenture; and

WHEREAS, an ambiguity, defect and inconsistency in the Indenture exists, which will be cured by this Eighth Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. ADDITION OF PERMITTED LIEN IN SECTION 1.01, Definitions: Section 1.01 is hereby amended as follows:

In the definition of “Permitted Liens”, strike the word “and” at the end of clause (8) thereof; substitute “;” for “.” and add the word “and” at the end of clause (9) thereof; and add a new clause (10) at the end of the definition of “Permitted Liens”, to read as follows:

“(10) Liens created by the Company, Restricted Subsidiaries and Receivables Subsidiaries in respect of accounts receivable and related assets transferred in connection with a Qualified Receivables Transaction.”

3. NEW YORK LAW TO GOVERN. THE INTERNAL LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

4. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

5. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

6. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals and statements contained herein, all of which recitals and statements are made solely by the Guarantors and the Company, and Company and the Guarantors shall indemnify the Trustee Indenture, in accordance with the provisions of Section 7.07(b) of the Indenture, against any and all losses, liabilities, claims, damages expenses incurred by the Trustee in connection with its acceptance and execution of this Eighth Supplemental Indenture.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

THE COMPANY:

JARDEN CORPORATION

By:	/s/ Desiree DeStefano
Name:	Desiree DeStefano
Title:	Executive Vice President of Finance

THE TRUSTEE:

THE BANK OF NEW YORK, as Trustee

By:	/s/ Julie Salovitch-Miller
Name:	Julie Salovitch-Miller
Title:	Vice President

THE GUARANTORS :

ALLTRISTA NEWCO CORPORATION

ALLTRISTA PLASTICS CORPORATION

AMERICAN HOUSEHOLD, INC.

AUSTRALIAN COLEMAN, INC.

BEACON EXPORTS, INC.

BICYCLE HOLDING, INC.

BRK BRANDS, INC.

CC OUTLET, INC.

COLEMAN ARGENTINA, INC.

COLEMAN COUNTRY, LTD.

COLEMAN INTERNATIONAL HOLDINGS, LLC

COLEMAN LATIN AMERICA, LLC

COLEMAN VENTURE CAPITAL, INC.

COLEMAN WORLDWIDE CORPORATION

FIRST ALERT, INC

FIRST ALERT HOLDINGS, INC. (formerly known     as First Alert/Powermate, Inc.)

HEARTHMARK, LLC

HOLMES MOTOR CORPORATION

JARDEN ACQUISITION I, INC.

JARDEN DIRECT, INC. (formerly known as Tilia     Direct, Inc.)

JARDEN ZINC PRODUCTS, INC. (formerly known     as Alltrista Zinc Products, L.P.)

KANSAS ACQUISITION CORP.

LASER ACQUISITION CORP.

L.A. SERVICES, INC.

LEHIGH CONSUMER PRODUCTS CORPORATION

LOEW-CORNELL, INC.

NIPPON COLEMAN, INC.

O.W.D., INCORPORATED

PACKS & TRAVEL CORPORATION

QUOIN, LLC

RIVAL CONSUMER SALES CORPORATION

SI II, INC.

SUNBEAM AMERICAS HOLDINGS, LLC (formerly known as Sunbeam Americas Holdings Limited)

SUNBEAM LATIN AMERICA, LLC

SUNBEAM PRODUCTS, INC.

THE COLEMAN COMPANY, INC.

THE UNITED STATES PLAYING CARD     COMPANY

THL-FA IP CORP.

TUPPER LAKE PLASTICS, INCORPORATED

USPC HOLDING, INC.

By:	/s/ Desiree DeStefano
Name:	Desiree DeStefano
Title:	Vice President

X PROPERTIES, LLC

By:	Quoin, LLC, as its Sole Member

By:	/s/ Desiree DeStefano
Name:	Desiree DeStefano
Title:	Vice President